Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to incorporation by reference in the Registration Statement (Form S-8) pertaining to the Consolidated Communications, Inc. 401(k) Plan and Consolidated Communications 401(k) Plan For Texas Bargaining Associates of Consolidated Communications Holdings, Inc. of our report dated March 13, 2006, with respect to the consolidated financial statements and schedule of Consolidated Communications Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
June 27, 2006